PROSPECTUS

RECYCLE TECH, INC.

323,000 Shares of Common Stock

    This prospectus relates to the resale of up to 323,000 shares of the common stock of RECYCLE TECH, INC. by certain stockholders.

    The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, at the initial offering price of $0.50 per share, which was the price they paid for their shares, until the shares are quoted on the OTC Bulletin Board or national securities exchange, at which point the selling securities holders may sell the registered shares  at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”  We will not receive proceeds from the resale of shares by the selling stockholders.

    Our common stock is quoted on the Pink Sheets under the symbol “RCYT.”

    An investment in our common stock involves a high degree of risk. Please carefully review the section of this prospectus titled “Risk Factors” beginning on page 4 before investing in our common stock.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 28, 2008

SUMMARY

 This summary does not contain all of the information you should consider before investing in our common stock. Before deciding to invest in our common stock, you should carefully read this entire prospectus, especially the section titled “Risk Factors” and our financial statements and the related notes.

Our History

     We were incorporated in 2005 as a successor to an operation which began in 2002. The predecessor company was a sole proprietorship, known as “Computer Specialists,” owned by a former officer who is no longer involved with us. This company was in the same business and is the predecessor to us. The prior company was marginally profitable in its period of operation. This company has been absorbed into us and is no longer in existence.

                 On June 27, 2005, we filed with the Colorado Division of Securities, Denver, Colorado, a Limited Registration Offering Statement under cover of Form RL pursuant to the Colorado Securities Code, relating to a proposed offering of up to 250,000 of our Common Shares. The Registration was declared effective by the Division on July 27, 2005. The offering was closed on November 15, 2005. We raised a  gross total of $67,300 and sold a total of 134,600 shares in the offering. As of December 31, 2007, there were 4,146,600 common shares issued and outstanding.

Our Business

     Our business is to purchase, refurbish and market its computer and technology products to the public. Our historic focus has been in the Denver, Colorado metropolitan area, but we plan to expand nationwide. We pay to acquire used computer equipment and technology products, refurbish these products, and resell them. At the present time, we have active operations and sell our products directly to the public. At the present time, we have no plans to raise any additional funds within the next twelve months. Any working capital will be expected to be generated from internal operations. However, we reserve the right to examine possible additional sources of funds, including, but not limited to, equity or debt offerings, borrowings, or joint ventures. Limited market surveys have never been conducted to determine demand for our products. Therefore, there can be no assurance that any of our objectives will be achieved.

          Most sales are made at our retail location, which is located at our principal office in Wheat Ridge, Colorado. We also have a web site, www.recycle-tech.com, which is capable of sales Our activities include recycling  used computers and technology products from individuals and companies and to refurbish for resale. We also network computers for  businesses , trouble shoot  and  resolve computer and network problems  for small companies. The type of equipment and technology products range from computers to networking and communication equipment. We will take any equipment or technology product which we believe can be resold. Businesses and individuals customarily pay us to have these products removed.   We believe that we give these businesses and individuals a new option.

          We sell the refurbished equipment at substantial discounts to the price of comparable new products. However, the equipment and technology products are upgraded in capability and technology, so that they function comparably to new products. Our upgrade consists of wiping the hard dive clean, a full analysis of all systems including the motherboard, RAM, memory, connections, fans, batteries, clocks and a complete virus scan.  We then completely reload the operating systems.  We offer a 90-day guarantee on all parts and labor.

          We utilize the expertise and existing business relationships of our principal officers to develop opportunities for us. Also, we advertise in local newspapers and yellow pages. Operational decisions will be made solely by our management.

    Our president, Mr. Capra, has developed business relationships over a period of 35 year period in the Denver, community, and has used his relationships to further promote the our name branding and the services of the company.

          It should be noted, however, that we do not have any extensive history of operations. To the extent that management is unsuccessful in keeping expenses in line with income, failure to affect the events and goals listed herein would result in a general failure of the business. This would cause management to consider liquidation or merger.

Risks Affecting Us

 We are subject to a number of risks that you should be aware of before you decide to purchase our common stock. Please see “Risk Factors” beginning on page and other information included in this prospectus for a discussion of factors you should consider before investing in shares of our common stock.

Corporate Information

       Our corporate headquarters are located at 6890 West 44th Ave.# 3, Wheat Ridge, Colorado 80033. Our telephone number is (303) 539-9381.

 The Offering

Number of presently outstanding shares being offered by this prospectus	323,000 shares (1)
Common stock outstanding	4,146,600 shares (2)
Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock presently outstanding that are being offered hereunder.
 _______________

(1)	Consists of shares of common stock issued to investors in private placements from May, 2005 to December, 2006.
(2)	Shares of common stock outstanding as of December 31 , 2007.

RISK FACTORS

       If you purchase our common stock, you will be taking on a high degree of financial risk. In deciding whether to purchase our common stock, you should carefully read and consider the risks and uncertainties described below and the other information contained in this prospectus. The occurrence of any of the following risks could materially impair our business, financial condition and results of operation. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have a limited operating history.

 We began operations in May, 2005. Since the inception of our current business operations, we have been engaged in organizational activities, including developing a strategic operating plan, entering into contracts, hiring personnel, developing processing technology, raising private capital and seeking acquisitions. We have no production facilities. Accordingly, we have a limited relevant operating history upon which an evaluation of our performance and future prospects can be made.

We have had a history of net losses.

        We have a history of net losses.  We had a net loss of $ 20,630 for the twelve months ended May 31, 2007. We incurred net losses of $45,171 for the twelve months ended May 31, 2006. We had a net loss of $31,507 for the six months ended November 30, 2007.  We incurred net losses of $7,352 for the six months ended November 30, 2006.   As of November 30, 2007, we reported an accumulated stockholders’ deficit of $97,953. We may to continue to incur net losses for the foreseeable future as we continue to further develop our business. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon the factors discussed elsewhere in this “Risk Factors” section. We cannot assure you that we will achieve or sustain profitability or that our operating losses will not increase in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

Because we have a history of losses and have a working capital deficit, our accountants have expressed doubts about our ability to continue as a going concern.

         For the fiscal year ended May 31, 2006 and 2007, our accountants have expressed doubt about our ability to continue as a going concern as a history of losses and a working capital deficit. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to generate revenues from the sale of our products and services.

         Based upon current plans, we may incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues.  We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues will cause us to go out of business.

            Based upon current plans, we may incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues will cause us to go out of business.

We may be forced to continue to borrow money from our principal shareholder and President, Mr. Capra, which will increase our debt and make repayment more difficult.

            In the past we have borrow money for operations from our principal shareholder and President, Mr. Capra, and may be required to do so in the future if our business does not generate enough revenues in 2007. Mr. Capra has committed to funding our working capital needs until December 2007, but our increased debt to it could make repayment more difficult.

If we default in the repayment of advances owed our shareholder and President, Mr. Capra, we could be unable to continue as a viable business.

           As of November 30, 2007, we owed our shareholder and President, Mr. Capra, a total of $12,000 for a loan and $19,766 for financing trade accounts, including accrued interest. Principal and interest on our debt to Mr. Capra is currently due. If Mr. Capra demands payment and we default, we could be unable to continue as a viable business.

We may need to raise additional funds in order to achieve our business objectives.

      As of  November 30, 2007, we had cash, cash equivalents and short-term investment of $909.  We may need additional capital expenditures and investments over the next twelve months related to our growth. We will use additional loans from Mr. Capra, if necessary and will cash on hand to fund corporate overhead.

            We are evaluating debt and equity placements at the corporate level. At the present time, except for Mr. Capra, we have no commitments for any additional financing, and there can be no assurance that, if needed, additional capital will be available to use on commercially acceptable terms or at all. Our failure to raise capital as needed would significantly restrict our growth and hinder out ability to compete. We may need to curtail expenses, reduce planned investments and development and forgo business opportunities. Additional equity financings are likely to be dilutive to holders of our common stock and debt financing, if available, may involve significant payment obligation and covenants that restrict how we operate our business.

We are dependent upon our officers and the loss of any of these persons could adversely affect our operations and results.  Neither works for us on a full-time basis and have other business ventures

        We believe that the implementation of our proposed expansion strategy and execution of our business plan will depend to a significant extent upon the efforts and abilities of our officers, Messrs Capra and Kasel. Our failure to retain our officers or directors to attract and retain qualified personnel, could adversely affect our operations and results. We do not currently carry key-man life insurance on any of our officers. See “Management.”

Neither works for us on a full-time basis and each has other business ventures

        Neither Mr. Capra or Kasel works for us on a full-time basis and each has other business ventures. These other arrangements could create a potential conflict with respect to allocation of time to our operations. Each of our officers and directors is aware of their responsibilities with respect to us and plan to operate our Company in such a manner as to minimize the effect of any potential conflict.

 Because we are smaller and have fewer financial and other resources than many recycling companies, we may not be able to successfully compete in the very competitive recycling industry.

      We believe that there is significant competition among existing recyclers of computers and computer products. Our business faces competition from a number of competitors that can recycle significantly greater volumes of computers and computer products than we can or expect to and competitors that have the financial and other resources that would enable them to expand their operations rapidly if they chose to. These competitors may be able to achieve substantial economies of scale and scope, thereby substantially reducing their fixed production costs and their marginal costs. If these producers are able to substantially reduce their marginal costs, we may be not be able to recycle and produce products at a cost that allows us to operate profitably. Even if we are able to operate profitably, these other competitors may be substantially more profitable than us, which may make it more difficult for us to raise any financing necessary for us to achieve our business plan and may have a materially adverse effect on the market price of our common stock.

Risks Related to an Investment in Our Common Stock

Our common stock currently is illiquid, and there is no guarantee a trading market will ever develop for our securities.

      There is presently no demand for our common stock. While our common stock trades in the Pink Sheets, there is presently no substantial trading market for the shares being offered in this prospectus. If no market is ever developed for our common stock, it will be difficult for you to sell any shares you purchase. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all.

The over-the-counter market for stock such as ours has had extreme price and volume fluctuations.

      The securities of companies such as ours have historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the our industry and in the investment markets generally, as well as economic conditions and quarterly variations in our operational results, may have a negative effect on the market price of our common stock.

Buying low-priced penny stocks is very risky and speculative.

        The shares being offered are defined as a penny stock under the Securities and Exchange Act of 1934, and rules of the Commission. The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse, or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Commission. Consequently, the penny stock rules may affect the ability of broker-dealers to make a market in or trade our common stock and may also affect your ability to resell any shares you may purchase in the public markets.

Future sales of common stock or other dilutive events may adversely affect prevailing market prices for our common stock.

         We are currently authorized to issue up to 50,000,000 shares of common stock, of which 4,146,600 shares were issued and outstanding as of  December 31 , 2007. Our board of directors has the authority, without further action or vote of our stockholders, to issue any or all of the remaining authorized shares of our common stock that are not reserved for issuance and to grant options or other awards to purchase any or all of the shares remaining authorized. The board may issue shares or grant options or awards relating to shares at a price that reflects a discount from the then-current market price of our common stock. The options and awards referred to above can be expected to include provisions that require the issuance of increased numbers of shares of common stock upon exercise or conversion in the event of stock splits, redemptions, mergers or other transactions. The occurrence of any such event, the exercise of any of the options or warrants described above and any other issuance of shares of common stock will dilute the percentage ownership interests of our current stockholders and may adversely affect the prevailing market price of our common stock.

A significant number of our shares will be eligible for sale, and their sale could depress the market price of our common stock.

      Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. Virtually all shares of our common stock may be offered from time to time in the open market, including the shares offered pursuant to this prospectus. These sales may have a depressive effect on the market for the shares of our common stock. Moreover, additional shares of our common stock, including shares that have been issued in private placements, may be sold from time to time in the open market pursuant to Rule 144. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated at specified intervals.  Subject to satisfaction of a two-year holding requirement, non-affiliates of an issuer may make sales under Rule 144 without regard to the volume limitations and any of the restricted shares may be sold by a non-affiliate after they have been held two years. Sales of our common stock by our affiliates are subject to Rule 144.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and operating results. In addition, as a consequence of such failure, current and potential stockholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price.

       Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we could be subject to regulatory action or other litigation and our operating results could be harmed.

       Commencing with our fiscal year beginning January 1, 2007, we are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires our management to annually assess the effectiveness of our internal controls over financial reporting and, commencing with the fiscal year beginning January 1, 2008, our independent registered public accounting firm to report on these assessments. In connection with their audit of our financial statements for the fiscal year ended December 31, 2006, our independent accountants notified us and our board of directors that they had identified significant deficiencies that they considered material weaknesses in our internal controls. The material weaknesses related to the financial reporting process and segregation of duties. We have augmented and continue to augment our internal controls procedures and expand our accounting staff, but there is no guarantee that this effort will be adequate.

       During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

Mr. Capra has significant voting power and may take actions that may not be in the best interest of all other stockholders.

            Mr. Capra beneficially own approximately 74.5% of our currently outstanding shares of common stock. Because of his holdings, he is able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

Investors should not anticipate receiving cash dividends on our common stock.

       We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We may issue shares of preferred stock without stockholder approval that may adversely affect your rights as a holder of our common stock.

            Our certificate of incorporation authorizes us to issue up to 1,000,000 shares of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with rights to receive dividends and distributions upon liquidation in preference to any dividends or distributions upon liquidation to holders of our common stock and with conversion, redemption, voting or other rights which could dilute the economic interest and voting rights of our common stockholders. The issuance of preferred stock could also be used as a method of discouraging, delaying or preventing a change in control of our company or making removal of our management more difficult, which may not be in your interest as holders of common stock.

Provisions in our articles of incorporation and bylaws and under Colorado law could inhibit a takeover at a premium price.

           As noted above, our articles of incorporation authorizes us to issue up to 1,000,000 shares of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Our bylaws limit who may call a special meeting of stockholders and establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings. Each of these provisions may have the effect to discouraging, delaying or preventing a change in control of our company or making removal of our management more difficult, which may not be in your interest as holders of common stock.

DETERMINATION OF OFFERING PRICE

            These shares of common stock may be sold by the selling stockholders from time to time in the over-the-counter market or on other national securities exchanges or automated interdealer quotation systems on which our common stock may be listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. The selling stockholders will sell their shares at the initial offering price of $0.50 per share until the shares are traded on the OTC Bulletin Board or a national securities exchange, at which point the selling shareholders may sell the registered shares at  the prevailing market price for the shares at the time of sale. We will file a post-effective amendment to this registration statement to reflect a change to the market price when the shares begin trading on a market.

DILUTION

                 Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of the sale of shares offered by this registration statement. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. As of November 30, 2007, the net tangible book value per share of our shares was -$0.011 per share, based upon 4,146,600 shares outstanding at that time.

        Upon the sale of all of the shares in this registration statement, but without taking into account any change in the net tangible book value after completion of these sales, the net tangible book value of the 4,146,600 shares outstanding will be the same, since we are not receiving any proceeds of the sale. However, since our shareholders paid an average of $0.001 per share and are selling their shares at $0.50 per share, purchasers of our shareholders’ shares will incur immediate dilution (a reduction in net tangible book value per Share from the offering price of $0.50 per Share) of $0.5311 per share.

        After completion of the sale of shares in this registration statement, the new shareholders will own approximately 7.79% of the total number of shares then outstanding, for which they will have made a cash investment of $161,500, or $0.50 per Share. The existing stockholders will own approximately 92.21% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $37,300, or $0.0097 per Share.

                 The following table illustrates the per share dilution to new investors and does not give any effect to the results of any operations subsequent to November 30, 2007 or the date of this registration statement:

Sales of Shares

Public Offering Price Per Share	$0.50

Net Tangible Book Value Before the Offering	$(45,653)

Immediate Dilution Per Share To New Purchasers	$0.531

           The following table summarizes the number and percentage of shares purchased, the amount and percentage of consideration paid and the average price per Share paid by our existing stockholders and by new investors in this offering:

		Total
	Price Per Share	Number of Shares Held	Percent of Ownership	Consideration Paid
Existing Stockholders	$0.0097	3,823,000	92.21%	$37,300

Investors in This Offering	$0.50	323,000	7.79%	$ 161,500

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

       This prospectus contains forward-looking statements that involve a number of risks and uncertainties. Although our forward-looking statements reflect the good faith judgment of our management, these statements can be based only on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties. .Actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

       Forward-looking statements can be identified by the use of forward-looking words such as “may”, “will”, “should”, “anticipate”, “believe”, “expect”, “plan”, “future”, “intend”, “could”, “estimate”, “predict”, “hope”, “potential”, “continue”, or the negative of these terms or other similar expressions. These statements include, but are not limited to, statements under the captions “Risk Factors”, “Management’s Discussion and Analysis or Plan of Operation” and “Description of Business”, as well as other sections in this prospectus. You should be aware that the occurrence of any of the events discussed under these captions and elsewhere in this prospectus could substantially harm our business, the results of our operations and our financial condition. You should also be aware. that, if any of these events occurs, the trading price of our common stock could decline, and you could lose all or part of the value of your shares of our common stock. These events include, but are not limited to, the following:

•	the availability and adequacy of our cash flow to meet our requirements;

•	economic, competitive, demographic, business and other conditions in our local and regional markets;

•	changes or developments in laws, regulations or taxes in the recycling industries;

•	actions taken or not taken by third-parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

•	competition in the recycling industry;

•	changes in our business and growth strategy, capital improvements or development plans;

•	the availability of additional capital to support capital improvements and development; and

•	other factors discussed under the section entitled “Risk Factors” or elsewhere in this prospectus.

       The cautionary statements made in this prospectus are intended to be applicable to all related forward-looking statements wherever they may appear in this prospectus.

      We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update any forward looking-statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

       We have filed a registration statement with the SEC on Form S-1 to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, which contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services.

       You may also request a copy of our filings at no cost by writing us at: RECYCLE TECH, INC., 6890 West 44th Ave., #3 Wheat Ridge, Colorado 80033, Attention: Mr. Bruce Capra, Chief Executive Officer or telephoning us at: (303) 539-9381.

USE OF PROCEEDS

      The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

AGREEMENTS WITH THE SELLING STOCKHOLDERS

  We have no investor purchase agreements or registration rights agreements in connection with the shares offered by this prospectus.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Holders

   As of December 31, 2007, there were approximately 62 record holders of our common stock and there were 4,146,600 shares of our common stock outstanding.

Market Information

    Our shares of common stock are quoted on the Pink Sheets under the trading symbol RCYT. The shares became trading on March 19, 2007, so there is no extensive history of trading. The quotations reflect interdealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Periods	High Bid	Low Bid

September 2007 to the date hereof	$0.78	$0.25

June 2007 to August 2007	$0.50	$0.25

March 2007 to May 2007	$0.50	$0.25

Dividend Policy

        We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors that our board of directors may deem relevant. We are not under any contractual restriction as to our present or future ability to pay dividends.

Equity Compensation Plan Information

    We have no outstanding stock options or other equity compensation plans.

The Securities Enforcement and Penny Stock Reform Act of 1990

 The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure and documentation related to the market for penny stock and for trades in any stock defined as a penny stock. Unless we can acquire substantial assets and trade at over $5.00 per share on the bid, it is more likely than not that our securities, for some period of time, would be defined under that Act as a "penny stock." As a result, those who trade in our securities may be required to provide additional information related to their fitness to trade our shares. These requirements present a substantial burden on any person or brokerage firm who plans to trade our securities and would thereby make it unlikely that any liquid trading market would ever result in our securities while the provisions of this Act might be applicable to those securities.

 Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

-	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

-
contains a description of the broker's or dealer's duties to the customer  and of the rights and remedies available to the customer with respect to a  violation to such duties or other requirements of the Securities Act of  1934, as amended;

-	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

-	contains a toll-free telephone number for inquiries on disciplinary actions;

-	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

-	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

-	the bid and offer quotations for the penny stock;
-	the compensation of the broker-dealer and its salesperson in the transaction;
-	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
-	monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS

       This Management’s Discussion and Analysis or Plan of Operation contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may”, “will”, “should”, “anticipate”, “believe”, “expect”, “plan”, “future”, “intend”, “could”, “estimate”, “predict”, “hope”, “potential”, “continue”, or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including, but not limited to, the matters discussed in this report under the caption “Risk Factors”. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update any forward looking-statements, whether as a result of new information, future events or otherwise.

      The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report.

Results of Operations

           We are an organization which seeks to develop a defined niche in the computer industry. We currently focus on providing low-cost hardware and service to individuals and business computer owners through the use of refurbished and reconditioned products. We also provide service for those products. Originally, we planned to expand our operations by adding additional products and services. However, our new approach will be to continue to provide our current services and products but to expand into the consumer market. Historically, we have focused only on small to medium sized businesses. We will now also market to consumers and provide the same products and services which we have provided to businesses.

We currently operate out of one storefront location. In this location, we continue to service a target market, which is a suburban and a medium to low income demographic.  This location is suitable to us at the present time. We do not plan to add other locations at this time. At the present time, we believe that we can achieve profitable operations out of one store. We may expand to other stores and geographical areas in the future, but have no definitive plans to do so at this time.

For the fiscal years ended May 31, 2006 and 2007

            For the fiscal years ended May 31, 2006 and 2007, our accountants have expressed doubt about our ability to continue as a going concern as a history of losses and a working capital deficit. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to generate revenues from the sale of our products and services. Based upon current plans, we may incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues.  We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues will cause us to go out of business.

We have had sales of  $80,010 for the twelve months ended May 31, 2007, compared to sales of $33,039 for the twelve months ended May 31, 2006.  Our sales have increased in every period because we have made an effort to market our products and services and continue to do so. We market by handing out flyers and placing limited advertising in local papers. We provide free computer diagnostic analysis to potential customers, while none of our competitors do so.  We believe that these marketing efforts have been successful and plan to continue to use them. We anticipate that we will continue to see increased sales throughout the remainder of the year because we believe that we are seeing a strong demand for our products and services. We believe that there is a niche in the computer industry for refurbished and reconditioned products and for servicing those products and that the market responds to our marketing efforts. Our primary customers are individuals and small businesses,. We also market directly to consumers through our store.  We do not believe that we are materially affected by certain consumers’ desire for new and faster computers because we believe that there is a segment of the population which is a candidate for the purchase of refurbished and reconditioned products. This is a relatively a new industry with numerous small operations which are inconsistent with products and services.  There are no major competitors. We plan to emphasize our professionalism and consistency to grow our operations.

We have had cost of goods sold of $13,413 for the twelve months ended May 31, 2007,compared to cost of goods sold  of $12,205 for the twelve months ended May 31, 2006. Our cost of goods consist of acquisition costs of used computer and peripheral products, as well as all other costs such as freight, inspection, receiving and warehousing costs, refurbishing costs, and costs of technical support services.  Our cost of goods sold was relatively the same, although our sales increased significantly. We now receive larger discounts from manufacturers which mean that we can sell more products for a higher margin. In addition, we receive a ten dollar fee drop off fee for each tower and monitor, which we book as additional revenue. We used to pay to acquire these products. Because we are now paid to take these products, the more towers and monitors we receive from our customers, we generate more revenue and have a smaller cost of goods on each transaction. This results in higher our gross profit on resale of these refurbished products.   We have had sales from products of $30,310, sales from services of $46,605 and drop off fees of $3,095 for the twelve months ended May 31, 2007,compared to sales from products of $16,975, sales from services of $15,262 and drop off fees of $802 for the twelve months ended May 31, 2006. In the fiscal year ended May 31, 2007, we had a larger percentage of sales from services and drop off fees because we performed a special project for a Best Western hotel. Without this special project, we believe that the relative allocations in 2006 among product sales, services and drop off fees would be typical of our operations.

We have had gross profit of $66,597 (approximately 83% of sales) for the twelve months ended May 31, 2007. We had gross profit of $20,834 (approximately 63% of sales) for the twelve months ended May 31, 2006. Our gross profit significantly increased between these reporting periods. The better gross margins are directly attributable to better inventory control and the payment to us of drop off fees. We can control our inventory by keeping very little on hand and using direct overnight shipments from manufacturers to end users wherever possible. Also, we received more towers and monitors which we were able to refurbish and sell. We hope to maintain our gross profit margin at around 80% of sales as we increase our sales.

    We have had operating expenses of $85,995 for the twelve months ended May 31, 2007,compared to operating expenses of $65,107 for the twelve months ended May 31, 2006. Our operating expenses are comprised primarily of general and administrative expenses. The primary components of general and administrative expenses are professional fees, salaries and benefits, and secondarily, the expenses of our corporate office. The increase in operating expenses is directly related to the increase in salaries and professional fees in 2007.

            We had net losses for all of our reporting periods. We had a net loss of $20,630 for the twelve months ended May 31, 2007,compared to a net loss of $45,171 for the twelve months ended May 31, 2006. The size of our net losses in 2006 were directly attributable to our general and administrative expenses.  Our net loss decreased in 2007 because we were able to significantly increase sales while not significantly increasing our cost of goods sold and operating expenses. We believe that our profitability will be directly attributable to our development of revenues. Our general and administrative expenses will be relatively fixed. We are going to try to keep our costs of goods at approximately 80% of sales by taking advantage of every opportunity to receive discounts on product from manufacturers.  To the extent that we can sufficiently increase our revenues, we should be able to achieve profitability.

For the six months ended November 30, 2007 and 2006

We have had sales of  $19,953 for the six months ended November 30, 2007, compared to sales of $39,648 for the six months ended November 30, 2006.  Our sales decreased from the prior year because we decreased our marketing expenses.  We hope that we will see increased sales throughout the remainder of the fiscal year because we believe that there is a continuing demand for our products and services, but we cannot guarantee that this will be the case.

We have had cost of goods sold of $6,440 for the six months ended November 30, 2007,compared to cost of goods sold  of $10,981 for the six months ended November 30, 2006. Our cost of goods consist of acquisition costs of used computer and peripheral products, as well as all other costs such as freight, inspection, receiving and warehousing costs, refurbishing costs, and costs of technical support services.

We have had gross profit of $13,513 (approximately 67.7% of sales) for the six months ended November 30, 2007. We had gross profit of $28,667 (approximately 72.3% of sales)for the six months ended November 30, 2006. Our gross profit decreased between these reporting periods. We still emphasize inventory control and the payment to us of drop off fees. We can control our inventory by keeping very little on hand and using direct overnight shipments from manufacturers to end users wherever possible. We did not sell as many refurbished towers and monitors as in the prior period. Our gross profit is lower on the sale of new, as opposed to refurbished, product. We continue to hope to maintain our gross profit margin at around 80% of sales as we increase our sales.

        We had net losses for all of our reporting periods. We had a net loss of $31,507  for the six months ended November 30, 2007,compared to a net loss of $7,352 for the six months ended November 30, 2006. The size of our net losses in 2007 were directly attributable to our continued level of  general and administrative expenses without corresponding increased revenue.  We believe that our profitability will be directly attributable to our successful development of revenues. Our general and administrative expenses will be relatively fixed. We are going to try to keep our costs of goods at approximately 80% of sales by taking advantage of every opportunity to receive discounts on product from manufacturers.  To the extent that we can sufficiently increase our revenues, we should be able to achieve profitability.

            Based upon our experience in this business in the last two years, we believe that there is and will be a demand for high quality used computers at half the cost of new computers with the same hardware and software applications. For these reasons the management of the company believes that we will continue to realize a substantial increase in revenue.

            One of the challenges in establishing our company is establishing name recognition, along with quality management and superior service. In penetrating our target areas, we believe our largest challenge is getting our target customer to use our services instead of their friends and neighborhood service provider. To accomplish this, we must be price competitive.

           We do not know when we will be profitable. Given the uncertainties of our business operations, we cannot assure you that we will show profitable results at any time.

Liquidity and Capital Resources

              As of May 31, 2007, we had cash and cash equivalents totaling $1,713. As of November 30, 2007, we had cash and cash equivalents totaling $909.

     We had net cash used in operating activities of $1,604 for the twelve months ended May 31, 2007, compared to net cash used for operating activities of $33,617 for the twelve months ended May 31, 2006. We had net cash provided by operating activities of $6,195 for the six months ended November 30, 2006 compared to net cash used for operating activities of $25,304 for the six months ended November 30, 2007.

  In 2007, our investing activities consisted of the purchase of various items of office equipment for $2,368. Otherwise, we had no investing activities during the relevant periods.

      We had net cash provided by financing activities of $5,500 for the twelve months ended May 31, 2007. This was related to the issuance of common stock. Our financing activities in 2006 were all provided by our stock offerings and by advances from Mr. Capra. We raised a total of $50,600 in stock sales as of May 31, 2006. Net cash provided by financing activities was $24,500 for the six months ended November 30, 2007.  This represented a loan from Mr. Capra.  Net cash used for financing activities was $500 for the six months ended November 30, 2007.  This represented a repayment of a loan from Mr. Capra.

As of November 30, 2007, we owed our shareholder and President, Mr. Capra, a total of $12,000 for a loan not including accrued interest at a rate of 6%-18% interest. This loan is secured. As of November 30, 2007, we owed another shareholder a total of $15,000 for a loan not including accrued interest at a rate of 6% interest. This loan is unsecured. In addition, Mr. Capra has made trade accounts financing available to us in the form of a note secured by all of our assets and payable upon demand. The outstanding principal balance on the note was $19,766 at May 31, 2007.  All of the loans from Mr. Capra and the shareholder are under oral agreements, payable upon demand.

    We do not anticipate significant capital expenditures and investments over the next 12 months. We may use additional loans from Mr. Capra and cash on hand to fund corporate overhead.

     At the present time, except for Mr. Capra, we have no commitments for any additional financing, and there can be no assurance that, if needed, additional capital will be available to use on commercially acceptable terms or at all. Our failure to raise capital as needed would significantly restrict our growth and hinder out ability to compete. We may need to curtail expenses and forgo business opportunities. Additional equity financings are likely to be dilutive to holders of our common stock and debt financing, if available, may involve significant payment obligation and covenants that restrict how we operate our business.

Management continues to assess our capital resources in relation to our ability to fund continued operations on an ongoing basis.  As such, management may seek to access the capital markets to raise additional capital through the issuance of additional equity, debt or a combination of both in order to fund our operations and continued growth.

Off-Balance Sheet Arrangements

      We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Critical Accounting Policies

      Our discussion and analysis of results of operations and financial condition are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an ongoing basis, including those related to provisions for uncollectible accounts receivable, inventories, valuation of intangible assets and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      The accounting policies that we follow are set forth in Note 1 to our financial statements as included in this prospectus. These accounting policies conform to accounting principles generally accepted in the United States, and have been consistently applied in the preparation of the financial statements.

Recently Issued Accounting Pronouncements

            In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123R "Share Based Payment." This statement is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R addresses all forms of share based payment ("SBP") awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS No. 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. This statement is effective for public entities that file as small business issuers, as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. We adopted this pronouncement during the first quarter of 2005.

       In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets - An Amendment of APB Opinion No. 29. The amendments made by SFAS No. 153 are based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for non-monetary exchanges of similar productive assets and replace it with a broader exception for exchanges of non-monetary assets that do not have "commercial substance." SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 on its effective date did not have a material effect on our consolidated financial statements.

       In March 2005, the FASB issued Financial Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations - an Interpretation of FASB Statement No. 143", which specifies the accounting treatment for obligations associated with the sale or disposal of an asset when there are legal requirements attendant to such a disposition. We adopted this pronouncement in 2005, as required, but there was no impact as there are no legal obligations associated with the future sale or disposal of any assets.

       In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and SFAS Statement No. 3". SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle by requiring retrospective application to prior periods' financial statements of the change in accounting principle, unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the adoption of SFAS No. 154 to have any impact on our consolidated financial statements.

DESCRIPTION OF BUSINESS
Our History

            We were incorporated in 2005 as a successor to an operation which began in 2002. The predecessor company was a sole proprietorship, also known as “Recycle-Tech,” owned by a former officer who is no longer involved with us. This company was in the same business and is the predecessor to us. This company has been absorbed into us and is no longer in existence.

                On June 27, 2005, we filed with the Colorado Division of Securities, Denver, Colorado, a Limited Registration Offering Statement under cover of Form RL pursuant to the Colorado Securities Code, relating to a proposed offering of up to 250,000 of our Common Shares. The Registration was declared effective by the Division on July 27, 2005. The offering was closed on November 15, 2005. We raised $67,300 and sold a total of 134,600 shares in the offering. As of December 31 , 2007, there were 4,146,600 common shares issued and outstanding.

Our Business

            Our business is to purchase, refurbish and market its computer and technology products to the public. Our historic focus has been in the Denver, Colorado metropolitan area. We have no plans to expand into any other areas. We are paid to acquire used computer equipment and technology products, refurbish these products, and resell them. At the present time, we have active operations. Our primary customers are individuals and small businesses, We also market directly to consumers through our store. At the present time, we have no plans to raise any additional funds within the next twelve months. Any working capital will be expected to be generated from internal operations. However, we reserve the right to examine possible additional sources of funds, including, but not limited to, equity or debt offerings, borrowings, or joint ventures. Limited market surveys have never been conducted to determine demand for our products. Therefore, there can be no assurance that any of our objectives will be achieved.

        Most sales are made at our retail location, which is located at our principal office in Wheat Ridge, Colorado. We also have a web site, www.recycle-tech.com, which is capable of sales. Our sole activities are to acquire used computer and technology products from individuals and companies, to refurbish for resale, and provided technical support on the sales. The type of equipment and technology products range from computers to networking and communication equipment. We will take any equipment or technology product which we believe can be resold. Businesses and individuals customarily pay to have these products removed and discarded.

        We are an organization which seeks to develop a defined niche in the computer industry. We currently focus on providing low-cost hardware and service to computer owners through the use of refurbished and reconditioned products. We do not purchase computers. Our major suppliers are our customers.  We used to pay to acquire these products.  We now charge the customer a ten dollar fee drop off fee for each tower and monitor. Because we are now paid to take these products, the more towers and monitors we receive from our customers, the higher our gross profit on resale of these refurbished products. Our advertising generates customers who need to dispose of these products. Our plan is to sell them refurbished computers. In addition, we acquire supplies from New Egg.com and Micro Center. We currently have no written contracts with these companies, or anyone else. Our current gross profit margin is approximately 82%.

                Our typical cost of a recycled computer consists of the technician’s time to refurbish the computer.  Refurbishing consists of wiping the hard dive clean, a full analysis of all systems including the motherboard, random access memory, memory, connections, fans, batteries, clocks and a complete virus scan.  We then reload the operating systems. We also offer the customer an upgrade of memory and processing speed. We offer a 90-day guarantee on all parts and labor.

                We sell the refurbished equipment at substantial discounts to the price of comparable new products. However, the equipment and technology products are upgraded in capability and technology, so that they function in speed of operation and memory storage comparably to new products.

        We also provide service for those products.  Originally, we planned to expand our operations by adding additional products and services. However, our new approach will be to continue to provide our current services and products but to expand into the consumer market. Historically, we have focused only on small to medium sized businesses. We will now also market to consumers and provide the same products and services which we have provided to businesses.

        We currently operate out of one storefront location. In this location, we continue to service a target market, which is a suburban and a medium to low income demographic.  This location is suitable to us at the present time. We do not plan to add other locations at this time. At the present time, we believe that we can achieve profitable operations out of one store. We may expand to other stores and geographical areas in the future, but have no definitive plans to do so at this time.

        For the fiscal years ended May 31, 2006 and 2007, our accountants have expressed doubt about our ability to continue as a going concern as a history of losses and a working capital deficit. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to generate revenues from the sale of our products and services. Based upon current plans, we may incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues.  We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues will cause us to go out of business.

        We believe that we have enough working capital to operated for the next twelve months.  If would require additional capital, Mr. Capra has agreed to lend us sufficient funds over the next twelve months.

        We utilize the expertise and existing business relationships of our principal officers to develop opportunities for us. Mr. Capra has substantial history and contacts for developing marketing programs. Mr. Kasel has substantial history and contacts in the information technology area.  Also, we advertise in local newspapers. Operational decisions will be made solely by our management.

        It should be noted, however, that we do not have any extensive history of operations. To the extent that management is unsuccessful in keeping expenses in line with income, failure to affect the events and goals listed herein would result in a general failure of the business. This would cause management to consider liquidation or merger.

Intellectual Property Rights and Patents

      We have no intellectual property or patent applications pending.

Research and Development

      We have not incurred any research and development costs during the twelve months since inception.

Regulatory Approvals and Environmental Laws

      We are not subject to material federal, state or local environmental laws and regulations We also do not expect to incur material capital expenditures for environmental controls in this or the succeeding fiscal year. We do not have material environmental liabilities relating to contamination at or from our facilities or at off-site locations where we have transported or arranged for the disposal of hazardous substances.

Competition

        Our business is highly competitive. Generally, we see the market for refurbishing computers as comprised of numerous small companies, none of whom have substantial, or dominant market share. However, given our lack of history and limited capital, we believe that we will be competing with numerous established companies having substantially greater financial resources and experience than us. We believe that we can compete if we can convince computer owners to leave their used computers with us, pay our drop fee, and upgrade to a refurbished computer. Our principal method is to provide free computer diagnostic analysis to potential customers.  The current practice in the industry is to charge a fee for a computer diagnostic analysis. We also attempt to provide more personalized and responsive service than our competitors. At the present time. we see the market for such potential customers as very large. However, we cannot guarantee that the potential market will continue. Also, we cannot guarantee that we will ever be able to compete successfully.

Employees

        We had two employees as of December 31 , 2007, including our President. We have one full-time employee, whose is neither an officer nor director. Mr. Capra is a part-time employee who devotes a minimum of forty hours per month to our operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

        The following table sets forth information regarding the members of our board of directors and our executive officers.

Name	Age	Position

Bruce A. Capra	53	President and Director

Raymond Kasel	29	Secretary-Treasurer

         Mr. Capra has served as a Director of us since our inception and President since December, 2005. He was also Secretary-Treasurer from December, 2005 to June, 2006. He was also the Chief Financial Officer and on the Board of Directors of Nicklebys.com, a public company and served in this position from 2000 until April, 2006. He was the founder and served as the President, a director and the sole owner of Nickelby’s Auction Gallery, an auction liquidation company specializing in fine art, antiques and collectibles, from 1992 through 1999, which was a predecessor of  Nicklebys.com. He was employed from 1988 until 1999, as the General Manager and the Director of Sales, Marketing and Advertising for American Design, Ltd., an Aurora, Colorado, corporation specializing in the publication of fine art. Mr. Capra founded and served as the President, from 1981 until the sale of the business in 1988, of Image Tech Inc., Denver, Colorado, a fine art serigraph printing company specializing in printing and publishing fine art and commercial signage. Prior to that time, from 1979 through 1982, he owned and operated1 The Mushroom Gallery, Ltd., an art gallery located in Denver, Colorado. Mr. Capra attended Missouri Auction School in 1988 and is a licensed auctioneer in the states of , Colorado, Nevada and Texas. He is also a certified personal property appraiser and a member of the Certified Appraisers Guild of America. He devotes a minimum of forty hours per month to our operations.

        Mr. Kasel has served as Secretary-Treasurer since June, 2006. From 2001 to the present, he has also been the owner of Kasel Design Group, LLC, a private company which engages in computer systems consulting. From 2006 to the present, he has also been a Senior Program Analyst in computer systems with the University of Colorado Health Sciences Center. From 2005 to 2006, he held a similar position with National Jewish Medical and Research Center, in Denver, Colorado. Mr. Kasel has also been a computer information systems instructor from 2001 to the present at the Community College of Denver. From 2001 to 2005, he was Director of Operations of Kasel Associated Industries, a private information systems company which he owned. From 2001 to 2002, he was an applications developer with First Data Corporation. Mr. Kasel holds a bachelor’s degree in Information Systems Security from ITT Technical Institute and an associate’s degree in Applied Science/Programming from Community College of Denver. He will devote minimum of ten hours per month to carry out his responsibilities.

        The Company's Director will serve in such capacity until the next annual meeting of the Company's shareholders and until his successor has been elected and qualified. The officers serve at the discretion of the Company's Director. There are no arrangements or understandings between any of the directors or officers of the Company or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

Family Relationships

      Mr. Kasel is the son-in-law of Mr. Capra. Otherwise, there are no family relationships among our directors and executive officers. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it. No director or executive officer has been convicted of a criminal offense within the past five years or is the subject of a pending criminal proceeding. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No director or officer has been found by a court to have violated a federal or state securities or commodities law.

Committees of the Board of Directors

        There are no committees of the Board of Directors.

Code of Ethics

        Our board of directors has not adopted a code of ethics but plans to do so in the future.

Executive Compensation

        None of our officers or director received or was entitled to receive remuneration in excess of $100,000 for the fiscal years ended May 31, 2006, 2005, or 2004.

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Bruce A. Capra	2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Chief Executive	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Officer	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Options/SAR Grants and Fiscal Year End Option Exercises and Values

        We have not had a stock option plan or other similar incentive compensation plan for officers, directors and employees, and no stock options, restricted stock or SAR grants were granted or were outstanding at any time.

Compensation of Directors

        None of our directors received or were entitled to receive remuneration for the fiscal years ended May  31, 2006, 2005, or 2004.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bruce Capra	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Raymond Kasel	-0-	-0-	-0-	-0-	-0-	-0-	-0-

We reimburse our executives for all necessary and customary business related expenses. We have no plans or agreements which provide health care, insurance or compensation on the event of termination of employment or change in our control.

Our officers and director anticipate that our business plan can be implemented by their collectively devoting approximately twenty hours per month to our business affairs. Consequently, conflicts of interest may arise with respect to the limited time commitment of such directors. These officers will use their best judgments to resolve all such conflicts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of December 31, 2007, a total of 4,146,600 shares were issued and outstanding. The following table sets forth information regarding the number of shares of our common stock beneficially owned as of December 31, 2007:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers, as a group.

Name and Address
Beneficial	No. of	Percentage
Owner	Common Shares	of Ownership(1)(2)

Bruce A. Capra(3)	3,304,200	79.7%
6890 West 44th # 3 Ave.
Wheat Ridge, Colorado 80033

Raymond Kasel(4)	200	0.0001%
6890 West 44th # 3Ave.
Denver, Colorado 80033

Blockacre Enterprises, LLC(5)	316,000	7.6%
10718 East Crestridge Circle.
Englewood, Colorado80111

All Officers and	3,304,400	79.7%
Directors as a Group (two persons)
_________________

(1)	All ownership is beneficial and of record, unless indicated otherwise.

(2)	Beneficial owners listed above have sole voting and investment power with respect to the shares shown, unless otherwise indicated.

(3)	Does not include 700 shares owned by the adult children of Mr. Capra and 200 shares owned by Mr. Capra’s mother, for which he disclaims beneficial ownership as to all shares.

(4)	Shares are owned of record by Mr. Kasel’s wife, who is the adult daughter of Mr. Capra, for which he disclaims beneficial ownership.

(5)
Includes 275,000 shares owned of record. A total of 41,000 shares owned in the name of Mr. Keith Block. Blockacre Enterprises, LLC. is owned by the wife of Mr. Block, who is also the Manager of the limited liability company.

.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of November 30, 2007, we owed our shareholder and President, Mr. Capra, a total of $12,000 for a loan not including accrued interest at a rate of 6%-18% interest. This loan is secured. As of November 30, 2007, we owed another shareholder a total of $15,000 for a loan not including accrued interest at a rate of 6% interest. This loan is unsecured.

 In addition, Mr. Capra has made trade accounts financing available to us in the form of a note secured by all of our assets and payable upon demand. The outstanding principal balance on the note was $19,766 at November 30, 2007.  All of the loans from Mr. Capra and the shareholder are under oral agreements, payable upon demand.

        It was not possible to enter into these transactions as arms length, since Mr. Capra controls us and our board of directors. However, given our lack of potential collateral and operating history, it is unlikely that anyone unaffiliated with us would have been interested in advancing funds to us at any price. Therefore, Mr. Capra attempted to structure a transaction which would be as equivalent as possible to his cost of funds. There are no written agreements in connection with the advance of the funds.

SELLING STOCKHOLDERS

       The following table sets forth:

•	the name of the selling stockholders;

•	the number of shares of common stock beneficially owned by the selling stockholders as of December 31, 2007;

•	the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus; and

•
the number and percentage of shares of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

       Except as otherwise noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us. Unless otherwise noted below, none of the selling stockholders is a broker-dealer registered with the National Association of Securities Dealers, Inc. nor, to the best of our knowledge, is any of the selling stockholders an affiliate of such a broker-dealer.

       Beneficial ownership is determined under the rules of the SEC. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

			Beneficial Shares after this offering (2)
Name	Beneficial Ownership Prior to this Offering (1)	Shares Registered in this Offering	Number of Shares	Percent (3)

Todd Sheehan	4,000	2,000	2,000	0.05%

Michael McGill	3,000	2,000	1,000	0.025%

Judy Feinberg	1,000	1,000	0	0

Ted Merriam	5,000	5,000	0	0

Paul J Meyers	1,000	1,000	0	0

Mikel Lasa	1,000	1,000	0	0

Blockacre Enterprises, LLC(4)	316,000	281,000	35,000	0.9%

Kajen Corp(5)	30,000	30,000	0	0

Total	361,000	323,000	43,000	0.01%
________________

(1)	Beneficial ownership information for the selling stockholders is provided as of December 31, 2007, based upon information provided by the selling stockholders or otherwise known to us.

(2)	Assumes the sale of all shares of common stock registered pursuant to this prospectus. The selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(3)
Based on 4,146,600 shares of common stock outstanding on December 31, 2007. Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.

(4)
Includes 275,000 shares owned in the name of Blockacre Enterprises, LLC. and 41,000 shares owned in the name of Mr. Keith Block. Blockacre Enterprises, LLC. is owned my the wife of Mr. Block, who is also the Manager of the limited liability company.

(5)	Kajen Corp. is a Nevada corporation owned by Mr. Sol Dichter.

PLAN OF DISTRIBUTION

  The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, at the initial offering price of $0.50 per share, which was the price they paid for their shares, until the shares are quoted on the OTC Bulletin Board or national securities exchange, at which point the selling securities holders may sell the registered shares at fixed or negotiated prices. The selling stockholders may then use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

       The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

       Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

       The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

       Upon our receipt of written notification by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our receipt of written notification by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

       The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

       The selling stockholders and any broker-dealers or agents that are involved in selling common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder that is affiliated with a broker-dealer has represented and warranted to us that he or she acquired the securities subject to this prospectus in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

       We have advised each selling stockholder that he or she may not use shares registered on the Registration Statement to cover short sales of common stock made prior to the date on which the Registration Statement shall have been declared effective by the SEC. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this prospectus.

       We have agreed to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have also agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

                We are authorized to issue up to 50,000,000 shares of $0.001 par value common stock and 1,000,000 shares of $0.10 par value preferred stock. As of December 31, 2007, 4,146,600 shares of Common Stock and no shares of preferred stock were issued and outstanding.

Common Stock

       The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. However, amendment of the articles of incorporation require the affirmative vote of a majority of the total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at our election.

Preferred Stock

                We are authorized to issue up to 1,000,000 shares of $0.10 par value preferred stock. Our preferred shares are entitled to such rights, references and limitations as determined by our board of directors. At the present time, no rights, preferences or limitations have been established for our preferred shares.

                Although we currently do not have any plans to issue shares of preferred stock or to designate any series of preferred stock, there can be no assurance that we will not do so in the future. As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to common stock. Our common stockholders have no redemption rights. In addition, our Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Warrants

        We have not issued any warrants.

Options

                We have no outstanding options or other derivative securities.

Transfer Agent

                The stock transfer agent for our securities is X-Clearing Corp, of Denver, Colorado. Their address is 535 Sixteenth Street, Suite 810, Denver, Colorado 80202. Their phone number is (303)573-1000.

Reports to Stockholders

            We intend to furnish annual reports to stockholders which will include audited financial statements reported on by our independent certified public accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders as we deem appropriate.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Limitations of Liability and Indemnification

        Our articles of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by the Colorado Business Corporation Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL PROCEEDINGS

        No legal proceedings to which we are a party were pending during the reporting period. We know of no legal proceedings of a material nature pending or threatened or judgments entered against any of our directors or officers in their capacity as such.

LEGAL MATTERS

        The law firm of David Wagner & Associates, P.C. of Greenwood Village, Colorado has passed upon the validity of the shares being offered and certain other legal matters and is representing us in connection with this offering. This firm owns 175,000 shares of our common stock.

EXPERTS

Our financial statements covering our balance sheets as of  May 31, 2006, and 2007, and the related statements of operations, stockholders’ equity and cash flows for the years then ended, included in this prospectus and in the registration statement, have been audited by Ronald R. Chadwick, P.C., of Aurora, Colorado, independent registered public accounting firm, as stated in its report, appearing in this prospectus and in the registration statement and have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.. In addition, we have provided unaudited statements for the six months ended November 30, 2007.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

     We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the years ended May 31, 2006 and 2007.

DESCRIPTION OF PROPERTY

                 We occupy office currently occupy a total of 650 square feet of office and retail space which we rent on a two year lease from an unaffiliated third party. The lease was from February 1, 2006 to February 1, 2008.  We continue on a month to month lease under the same terms.  We pay a total of $425 per month, plus utilities for this space. This space is considered to be sufficient for us at the present time. We have no plans to acquire additional space. Some equipment was acquired and leased with the proceeds of our recent offering. Otherwise, we have no other property. We believe that our facilities are in good working order and are sufficient to meet our current requirements.

RECYCLE TECH, INC.

FINANCIAL STATEMENTS

May 31, 2006 and 2007

&

November 30, 2007 (Unaudited)

RECYCLE TECH, INC.
Financial Statements

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado  80014
Telephone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Recycle Tech, Inc.
Wheat Ridge, Colorado

I have audited the accompanying balance sheets of Recycle Tech, Inc. as of May 31, 2006 and 2007, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material  respects, the financial position of Recycle Tech, Inc. as of May 31, 2006 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 8 to the financial statements, certain donated services by an officer in 2006 not originally reported were determined by the Company's management during the current year as being appropriately reported. In addition, the Company did not record $6,000 in stock sales in 2007. Accordingly, the 2006 and 2007 financial statements have been restated.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements the Company has suffered recurring losses from operations and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado	/s/ Ronald R. Chadwick, P.C.
December 15, 2007	RONALD R. CHADWICK, P.C.

RECYCLE TECH, INC.

BALANCE SHEETS

	May 31, 2006	May 31, 2007	Nov. 30, 2007
	(As Restated)	(As Restated)	(Unaudited)

ASSETS

Current assets
Cash	$185	$1,713	$909
Inventory	2,746	740	704
Total current assets	2,931	2,453	1,613

Fixed assets	250	2,618	2,618
Less accumulated depreciation	(54)	(518)	(780)
Other assets	425	243	71
	621	2,343	1,909

Total Assets	$3,552	$4,796	$3,522

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$392	$789	$968
Advances - related party	8,526	17,993	19,766
Accrued payables - related party	150	660	1,441
Notes payable - related party	3,000	2,500	27,000
Total current liabilties	12,068	21,942	49,175

Total Liabilities	12,068	21,942	49,175

Stockholders' Equity
Preferred stock, $.10 par value;
1,000,000 shares authorized;
No shares issued & outstanding	-	-	-
Common stock, $.001 par value;
50,000,000 shares authorized;
4,134,600 (2006) &
4,146,600 (2007) shares
issued & outstanding	4,135	4,147	4,147
Additional paid in capital	33,165	45,153	48,153
Accumulated deficit	(45,816)	(66,446)	(97,953)

Total Stockholders' Equity	(8,516)	(17,146)	(45,653)

Total Liabilities and Stockholders' Equity	$3,552	$4,796	$3,522

The accompanying notes are an integral part of the financial statements.

RECYCLE TECH, INC.

STATEMENTS OF OPERATIONS

			Six Months	Six Months
	Year Ended	Year Ended	Ended	Ended
	May 31, 2006	May 31, 2007	Nov. 30, 2006	Nov. 30, 2007
	(As Restated)	(As Restated)	(Unaudited)	(Unaudited)

Sales - net of returns	$33,039	$80,010	$39,648	$19,953
Cost of goods sold	12,205	13,413	10,981	6,440

Gross profit	20,834	66,597	28,667	13,513

Operating expenses:
Amortization & depreciation	50	464	201	262
General and administrative	65,057	85,531	35,306	43,477
	65,107	85,995	35,507	43,739

Income (loss) from operations	(44,273)	(19,398)	(6,840)	(30,226)

Other income (expense):
Interest expense	(898)	(1,232)	(512)	(1,281)
	(898)	(1,232)	(512)	(1,281)

Income (loss) before
provision for income taxes	(45,171)	(20,630)	(7,352)	(31,507)

Provision for income tax	-	-	-	-

Net income (loss)	$(45,171)	$(20,630)	$(7,352)	$(31,507)

Net income (loss) per share
(Basic and fully diluted)	$(0.01)	$(0.00)	$(0.00)	$(0.01)

Weighted average number of
common shares outstanding	4,078,517	4,136,600	4,134,600	4,134,600

The accompanying notes are an integral part of the financial statements.

RECYCLE TECH, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock				Stock-
		Amount	Paid in	Accumulated	holders'
	Shares	($.001 Par)	Capital	Deficit	Equity
	(As Restated)	(As Restated)	(As Restated)	(As Restated)	(As Restated)

Balances at May 31, 2005	700,000	$700	$-	$(645)	$55

Founders' stock for cash	3,300,000	3,300			3,300

Issuance of stock for cash, net of
deferred offering costs of $40,000	134,600	135	27,165		27,300

Donated services - officer			6,000		6,000

Net income (loss) for the period				(45,171)	(45,171)

Balances at May 31, 2006	4,134,600	$4,135	$33,165	$(45,816)	$(8,516)

Sales of common stock	12,000	12	5,988		6,000

Donated services - officer			6,000		6,000

Net income (loss) for the period				(20,630)	(20,630)

Balances at May 31, 2007	4,146,600	$4,147	$45,153	$(66,446)	$(17,146)

Donated services - officer			3,000		3,000

Net income (loss) for the period				(31,507)	(31,507)

Balances at November 30, 2007 -
Unaudited	4,146,600	$4,147	$48,153	$(97,953)	$(45,653)

The accompanying notes are an integral part of the financial statements.

RECYCLE TECH, INC.

STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended	Ended	Ended
	May 31, 2006	May 31, 2007	Nov. 30, 2006	Nov. 30, 2007
	(As Restated)	(As Restated)	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
Net income (loss)	$(45,171)	$(20,630)	$(7,352)	$(31,507)

Adjustments to reconcile net loss to
net cash provided by (used for)
operating activities:
Amortization & depreciation	50	464	201	262
Donated services	6,000	6,000	3,000	3,000
Inventory	(2,746)	2,006	1,080	36
Accrued payables	149	907	(158)	179
Advances - related party	8,526	9,467	9,394	2,554
Other assets	(425)	182	30	172
Net cash provided by (used for)
operating activities	(33,617)	(1,604)	6,195	(25,304)

Cash Flows From Investing Activities:
Fixed assets		(2,368)	(2,368)

Net cash provided by (used for)
investing activities	-	(2,368)	(2,368)	-

(Continued On Following Page)

The accompanying notes are an integral part of the financial statements.

RECYCLE TECH, INC.

STATEMENTS OF CASH FLOWS

(Continued From Previous Page)

			Six Months	Six Months
	Year Ended	Year Ended	Ended	Ended
	May 31, 2006	May 31, 2007	Nov. 30, 2006	Nov. 30, 2007
	(As Restated)	(As Restated)	(Unaudited)	(Unaudited)

Cash Flows From Financing Activities:
Notes payable - rel. pty. - borrowings	7,000			24,500
Notes payable - rel. pty. - payments	(34,000)	(500)	(500)
Issuance of common stock	50,600	6,000
Net cash provided by (used for)
financing activities	23,600	5,500	(500)	24,500

Net Increase (Decrease) In Cash	(10,017)	1,528	3,327	(804)

Cash At The Beginning Of The Period	10,202	185	185	1,713

Cash At The End Of The Period	$185	$1,713	$3,512	$909

Schedule Of Non-Cash Investing And Financing Activities

The Company incurred deferred offering costs in 2005 and 2006 of $20,000 each year, or $40,000 total, which were offset against the proceeds of $67,300 from an equity offering by the Company in 2006.

Supplemental Disclosure

Cash paid for interest	$1,141	$505	$-	$-
Cash paid for income taxes	$-	$-	$-	$-

The accompanying notes are an integral part of the financial statements.

RECYCLE TECH, INC.
NOTES TO FINANCIAL STATEMENTS
May 31, 2006 and 2007 and November 30, 2007 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Recycle Tech, Inc. (the “Company”), was incorporated in the State of Colorado on May 3, 2005. The Company sells computer hardware and consulting services to a customer base of businesses and individuals.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of nine months or less as cash equivalents.

Accounts receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At May 31, 2006 and 2007 the Company had no balance in its allowance for doubtful accounts.

Property and equipment

Property and equipment are recorded at cost and depreciated under accelerated or straight line methods over each item's estimated useful life.

Inventories

Inventories, consisting of used computer hardware, are stated at the lower of cost or market (first-in, first-out method). Costs capitalized to inventory include the purchase price, transportation costs, and any other expenditures incurred in bringing the goods to the point of sale and putting them in saleable condition. Costs of good sold include those expenditures capitalized to inventory.

General and administrative expenses

General and administrative expenses, as set forth in the statements of operations, include expenditures for advertising, labor, professional fees, rent, utilities and supplies.

RECYCLE TECH, INC.
NOTES TO FINANCIAL STATEMENTS
May 31, 2006 and 2007 and November 30, 2007 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued):

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms. Specifically, revenue from product sales is recognized when delivery occurs, and service revenue when services are rendered. Sales returns and allowances are recorded as estimated based on percentage past return experience, and reviewed and recorded periodically, generally on a quarterly basis. Warranty liability is also estimated periodically based on factors such as past warranty expense experience and supplier warranty coverage.

Advertising costs

Advertising costs are expensed as incurred. The Company had advertising costs in 2006 and 2007 of  $4,932 and $2,531.

Income tax

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (“SFAS 109”). Under SFAS 109 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Financial Instruments

The carrying value of the Company’s financial instruments, as reported in the accompanying balance sheets, approximates fair value.

Fiscal Year

The Company employs a fiscal year ending May 31.

RECYCLE TECH, INC.
NOTES TO FINANCIAL STATEMENTS
May 31, 2006 and 2007 and November 30, 2007 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Long-Lived Assets

In accordance with Statement of Financial Accounting Standard 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that may suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Products and services, geographic areas and major customers

The Company earns revenue from the sale of computer hardware and consulting services, but does not separate sales of different product lines into operating segments. All sales each year were domestic and to external customers.

Recent Accounting Pronouncements

In March 2005, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment". SFAS 123(r) requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. The Company has adopted the provisions of SFAS No. 123(r) which are effective in general for transactions entered into or modified after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The Company has adopted the provisions of SFAS No. 154, which are effective for accounting changes and correction of errors made in fiscal years beginning after May 15, 2005. The adoption did not have a material effect on the esults of operations of the Company. In February 2006, the FASB issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140”, to simplify and make more consistent the accounting for certain financial instruments. The Company has adopted the provisions of SFAS No. 155, which are effective in general for financial nstruments acquired or issued in fiscal years beginning after September 15, 2006. The adoption did not have a material effect on the results of operations of the Company.

RECYCLE TECH, INC.
NOTES TO FINANCIAL STATEMENTS
May 31, 2006 and 2007 and November 30, 2007 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

In March 2006, the FASB issued SFAS No. 156 "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The Company has adopted the provisions of SFAS No. 156, which are effective in general for an entity's fiscal year beginning after September 15, 2006. The adoption did not have a material effect on the results of operations of the Company.

In May 2006, the FASB issued SFAS No. 157 “Fair Value Measurements”, to improve consistency and comparability in fair value measurements, and to expand related disclosures. The Company has adopted the provisions of SFAS No. 157, which are effective for financial statements for fiscal years beginning after November 15, 2007. The adoption did not have a material effect on the results of operations of the Company.

NOTE 2. RELATED PARTY TRANSACTIONS

The Company in 2006 and 2007 had a note payable to a Company officer. The note was secured by all Company assets and payable upon demand. The note bore interest at 18% per annum, and 24% per annum if not paid promptly upon demand. The outstanding principal balance on the note was $3,000 and $2,500 at May 31, 2006 and 2007. At November 30, 2007 the Company had $12,000 in secured, due on demand notes payable to a Company officer, bearing interest at 6% - 18% per annum. The Company also had a $15,000 note payable to a related party shareholder, unsecured, due on demand and bearing interest at 6%. Interest expense under all notes payable was $898, $510 and $781 for the years May 31, 2006 and 2007 and six months ended November 30, 2007, and interest payable at each date was $150, $660, and $1,441.

Certain Company trade accounts payable are financed by a Company officer through personal borrowing. Amounts due the officer under this arrangement were $8,526 and $17,993 at May 31, 2006 and 2007, and $19,766 at November 30, 2007.

NOTE 3. INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

RECYCLE TECH, INC.
NOTES TO FINANCIAL STATEMENTS
May 31, 2006 and 2007 and November 30, 2007 (Unaudited)

NOTE 3. INCOME TAXES (Continued):

At May 31, 2006 and 2007 the Company had net operating loss carryforwards of approximately $40,000 and $48,000 which begin to expire in 2025. The deferred tax asset of $7,963 and $9,687 created by the net operating losses has been offset by a 100% valuation allowance. The change in the valuation allowance in 2006 and 2007 was $7,834 and $1,724.

NOTE 4. FIXED ASSETS

Fixed asset values recorded at cost are as follows:

	May 31,	May 31,	Nov. 30,
	2006	2007	2007
Office equip. and furniture	$250	$2,542	$2,542
Signs	-	76	76
	250	2,618	2,618
Less accumulated depreciation	(54)	(518)	(780)
Total	$196	$2,100	$1,838

Depreciation expense for the years ended May 31, 2006 and 2007 and six months ended November 30, 2007 was $50, $464, and $262.

NOTE 5. LEASE COMMITMENT

The Company rents retail space at $425 per month plus costs under a lease expiring on January 31, 2008. The lease is non-cancellable and contains a renewal option. Rent expense for the years ended May 31, 2006 and 2007 and six months ended November 30, 2007 was $13,725, $6,317, and $2,882. Minimum future rent expense under the lease is $5,100 in fiscal year 2008.

NOTE 6. GOING CONCERN

The Company has suffered recurring losses from operations and has a large working capital deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company may raise additional capital through the sale of its equity securities, through offerings of debt securities, or through borrowings from financial institutions. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

RECYCLE TECH, INC.
NOTES TO FINANCIAL STATEMENTS
May 31, 2006 and 2007 and November 30, 2007 (Unaudited)

NOTE 7.  STOCK OFFERING

The Company is currently planning to register up to 323,000 shares of its common stock for resale by selling shareholders, under cover of a Form S-1. The Company will receive no proceeds from the sale of the 323,000 shares of common stock. The costs of this offering will be paid by the Company.

NOTE 8. RESTATEMENT

The Company in 2007 restated its 2006 financial statements, as certain donated services by an officer in 2006 not originally reported were determined by the Company's management  during the current year as being appropriately reported in the amount of $6,000. The restatement resulted from the Company's reassessment of financial reporting guidance set forth in SAB Topic 5:T, with regard to donated services. The effect of these changes on certain financial statement categories are as follows:

	Prior to	Adjustment	After
Year 2006	Adjustment	Amount	Adjustment

Additional paid in capital	$27,165	$6,000	$33,165
Accumulated deficit	$(39,816)	$(6,000)	$(45,816)
General and administrative expenses	$59,057	$6,000	$65,057
Net income (loss)	$(39,171)	$(6,000)	$(45,171)
Donated services - cash flow	$-	$6,000	$6,000

The Company in 2007 also restated its 2007 financial statements after determining that 12,000 shares of common stock sold for $6,000 had gone unrecorded. The effect of this change on certain financial statement categories are as follows:

	Prior to	Adjustment	After
Year 2007	Adjustment	Amount	Adjustment

Common stock	$4,135	$12	$4,147
Additional paid in capital	$39,165	$6,000	$45,153
Accumulated deficit	$(60,446)	$(6,000)	$(66,446)
General and administrative expenses	$79,531	$6,000	$85,531
Net income (loss)	$(14,630)	$(6,000)	$(20,630)

RECYCLE TECH, INC.

323,000
Shares of Common Stock
Par Value $0.001 Per Share

March  28, 2008

Until June 26, 2008 all dealers that effect transactions in the shares offered by this prospectus,  whether or not participating in the offering,— may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a copy of this prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus